EXECUTION VERSION Ref: mInitials mFileNo © Corrs Chambers Westgarth CCEP CCEP BidCo TCCC TCCC Holder Co-operation and Sale Deed

Corrs Chambers Westgarth page i Contents 1 Definitions and interpretation 2 1.1 Definitions 2 1.2 Interpretation 7 2 Nature of this deed 8 Acknowledgements 8 3 Proposed Transaction 8 4 Conduct of the Proposed Transaction 9 4.1 Co-operation generally 9 4.2 Conduct of the Scheme 9 4.3 Disclosure 10 5 Sale and purchase 11 5.1 Sale and purchase on the Implementation Date 11 5.2 Title and risk 12 5.3 Conditions 12 5.4 Consideration 13 5.5 Completion 13 5.6 TCCC Holder’s obligations at Completion 14 5.7 CCEP BidCo’s obligations at Completion 15 5.8 Spanish listings 16 6 Put Option 16 6.1 Exercise of Put Option 16 6.2 Obligations on Put Option Completion Date 20 6.3 Director appointment right 22 6.4 Change of Control 24 7 Costs 24 8 Termination 24 8.1 General termination 24 8.2 Effect of termination 24 9 Warranties and undertakings 24 10 Relationship between the parties 26 10.1 No authority to bind 26 10.2 Separate tax and accounting obligations 26 11 Confidentiality 26 11.1 Confidentiality 26 11.2 Survival of confidentiality obligations 27 12 General 27 12.1 Amendment 27 12.2 Transfer & Assignment 27

Corrs Chambers Westgarth page ii 12.3 Flip to CCEP HoldCo 28 12.4 Notices 29 12.5 Entire agreement 30 12.6 Governing law and jurisdiction 30 12.7 Severability of provisions 30 12.8 No waiver 30 12.9 No merger 30 12.10 Duty 30 12.11 Counterparts 31 page 1 Date Parties Coca-Cola European Partners plc (company number: 09717350) of Pemberton House, Bakers Road, Uxbridge, UB8 1EZ, United Kingdom (CCEP) CCEP Australia Pty Ltd (company number: ACN 645 548 634) of 8 Chifley, Level 17, 8-12 Chifley Square, Sydney, NSW 2000, Australia (CCEP BidCo) The Coca-Cola Company of One Coca-Cola Plaza, Atlanta, Georgia 30313 United States of America (TCCC) Coca-Cola Holdings (Overseas) Limited of One Coca-Cola Plaza, Atlanta, Georgia 30313 United States of America (TCCC Holder) Background A TCCC Holder, a wholly owned subsidiary of TCCC, holds approximately 30.81% of the issued capital in CCA as at the date of this deed. B Prior to entry into this deed, none of CCEP and its subsidiaries (including CCEP BidCo) have a Relevant Interest in any CCA Shares. C CCEP BidCo, a wholly owned subsidiary of CCEP, proposes to acquire all of the CCA Shares (other than those held by TCCC Holder) pursuant to a scheme of arrangement under Part 5.1 of the Corporations Act, subject to the satisfaction or waiver of all conditions in the Scheme Implementation Deed. D CCEP, CCEP BidCo and CCA propose to enter into the Scheme Implementation Deed on or about the date of this deed. E CCEP and TCCC have agreed that, conditional upon the Scheme becoming Effective, CCEP BidCo will acquire the Sale Shares and, if applicable, the Put Option Shares from TCCC Holder in accordance with the terms and conditions set out in this deed. F This deed governs the relationship between the parties for the purposes of making, pursuing and implementing the Proposed Transaction.

page 2 Agreed terms 1 Definitions and interpretation 1.1 Definitions In this deed, the following definitions apply unless the context requires otherwise: Affiliate means, in relation to TCCC and the TCCC Holder, an "Associated Entity" or a "Subsidiary" (in each case within the meaning given in the Corporations Act) (provided that no shareholder of TCCC shall constitute an Affiliate of TCCC). Applicable Law and Regulation means all applicable laws, statutes, regulations, binding regulatory guidance, rules (including the rules, regulations and guidance of any relevant stock exchange), orders or directives of any Governmental Authority and circulars, judgments and written decisions of any Governmental Authority having jurisdiction over and binding the relevant party from time to time. ASIC means the Australian Securities and Investments Commission. Associate has the meaning given in sections 12 and 16 of the Corporations Act. Business Day means a day other than a Saturday, or Sunday, or a public or bank holiday in Sydney, Australia, London, United Kingdom or Atlanta, USA. CCA means Coca-Cola Amatil Limited (ACN 004 139 397). CCA Board means the board of directors of CCA. CCA Dividend means any dividend declared or determined by CCA and paid by CCA to a CCA shareholder in respect of that CCA Share on or after the date of this deed but on or before the Implementation Date excluding (x) any dividends declared, determined or paid by CCA after 30 June 2021 in line with historic payout ratios and (y) the value attributed to any franking credits attached to any dividends declared or determined by CCA or paid by CCA to CCA shareholders at any time. CCA Dividend Amount means, in respect of a CCA Share, the cash amount of any CCA Dividend in respect of that CCA Share. CCA Group means CCA and its Subsidiaries. CCA Share means a fully paid ordinary share in CCA. CCEP HoldCo means CCEP Holdings (Australia) Pty Ltd (ACN 645 547 968) of Level 17, 8 Chifley, 8 – 12 Chifley Square, Sydney NSW 2000. CCEP HoldCo Shares has the meaning given to it in clause 12.3(a).

page 3 CCEP SHA means the shareholders agreement between CCEP, Olive Partners S.A., European Refreshments, Coca-Cola GmbH and Vivaqa Beteiligungs GmbH & Co. KG, dated 28 May 2016. CCEP Shares means ordinary shares of nominal value of €0.01 each in the share capital of CCEP. Completion means completion of the sale and purchase of the First Tranche Sale Shares and, to the extent elected by CCEP BidCo pursuant to clause 5.1(b), the Second Tranche Sale Shares pursuant to clause 5. Confidential Information means this deed, the Transaction Documents, the Scheme Implementation Deed, the status of negotiations (and any other agreements) with CCA and between the parties and any confidential information provided by one party to another or to any person, but excludes any information that: (a) at the time it was provided to the party, was lawfully in the possession of the party and without breach of any duty or obligation; or (b) has been provided to the party but subsequently, through no act or omission of the party (or any person to whom it discloses that information) becomes available from another source and is not subject to any duty or obligation as to confidence. Consideration means the First Tranche Consideration and the Second Tranche Consideration. Corporations Act means the Corporations Act 2001 (Cth). Effective means, when used in relation to the Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme. Encumbrance means any: (a) interest in or right over, including an option or right to acquire, property and anything which would at any time prevent, restrict or delay the registration of any interest in or dealing with property; or (b) any interest or right which secures the payment of a debt or other monetary obligation or the compliance with any other obligation, including any; (i) mortgage; (ii) security interest under the Personal Property Securities Act 2009 (Cth); (iii) retention of title to any property; or (iv) right to set off or withhold payment of any deposit or other money; or

page 4 (c) any agreement or commitment to give or create any interest or right referred to in (a) or (b) above. European Exchanges means: (i) the London Stock Exchange; (ii) Euronext Amsterdam; and (iii) the continuous market of the Spanish Stock Exchanges, in each case if CCEP Shares are admitted to trading on such exchange at the relevant time. Expert has the meaning given to it in clause 6.1(e). Expert Determination Notice has the meaning given to it in clause 6.1(e). FCA has the meaning given to it in clause 5.3(b)(ii). First Tranche Consideration means an amount in cash equal to A$748,297,124.19 (i.e. A$9.57 per CCA Share, representing, for each CCA Share, as an amount equal to the 15-day volume weighted average price of the CCA Shares as at the close of trading on 21 October 2020, discounted by 5%) less the aggregate of any CCA Dividend Amounts in respect of the First Tranche Sale Shares. First Tranche Sale Shares means 78,191,967 CCA Shares held by TCCC Holder, representing approximately 10.8% of the CCA Shares on issue as at the date of this deed. Governmental Authority means any national or state governmental bodies, authorities, court of judicial authority, arbitrators and public and industry regulatory authorities, or political subdivision thereof, national or supranational body or any person or body exercising legislative, judicial, regulatory, taxing or administrative functions on behalf of any of them and includes all relevant securities commissions, stock exchange authorities, foreign authorities, foreign investment authorities, competition and anti-trust authorities, financial and insurance regulatory authorities, taxation authorities and similar entities or authorities. Implementation Date means the date on which the Scheme is implemented pursuant to the Scheme Implementation Deed. Joint Bid Relief Instrument means the ASIC instrument in respect of the Proposed Transaction, issued on 4 November 2020. Listing Obligations has the meaning given to it in clause 5.3(c). Listing Rules means the official listing rules of ASX Limited. LSE has the meaning given to it in clause 5.3(b)(ii). Notice has the meaning given to it in clause 12.4. NYSE means the New York Stock Exchange. Proposed Transaction means the proposal to be made by CCEP pursuant to which CCEP BidCo would acquire: (a) all of the outstanding CCA Shares held by shareholders of CCA other than TCCC Holder pursuant to the Scheme;

page 5 (b) all of the Sale Shares from TCCC Holder; and (c) all of the Put Option Shares from TCCC Holder. Put Option has the meaning given to it in clause 6.1(a). Put Option Completion Date has the meaning given to it in clause 6.1(b). Put Option Consideration means the allotment and issue by CCEP to TCCC Holder (or to such TCCC Nominee as TCCC or TCCC Holder shall nominate) of the Put Option Consideration Shares in accordance with clause 6.2(b)(ii). Put Option Consideration Shares means 0.19372 new CCEP Shares per CCA Share, subject to any adjustment (x) under clause 6.1(e) or (y) as expressly contemplated in this definition. The number of Put Option Consideration Shares is calculated by reference to the ratio of: (a) the CCA share price as at close of trading on the Australian Securities Exchange on 22 October 2020 (in Sydney, Australia) (being A$10.75); (b) divided by, the CCEP share price as at close of trading on the New York Stock Exchange on 22 October 2020 (in New York, USA) (being USD39.48), with the closing price for the purposes of paragraph (b) converted into Australian dollars using the USD-AUD exchange rate of 1.40558. If any CCA Dividend is declared or determined and paid to CCA shareholders, the number of Put Option Consideration Shares shall be calculated by reference to the ratio referred to above having first deducted the CCA Dividend Amount per CCA Share from the numerator in (a) above. Put Option Exercise Notice has the meaning given to it in clause 6.1(a). Put Option Exercise Period means a period of three years commencing on the date that is three years after the Implementation Date. Put Option Shares has the meaning given to it in clause 6.1(a). Registration Rights Agreement means the registration rights agreement between CCEP, TCCC and Olive Partners S.A. Related Body Corporate has the meaning given in section 50 the Corporations Act. Related Entity means, in respect of CCEP and TCCC respectively, any Related Body Corporate of CCEP and TCCC (provided that no shareholder of TCCC shall constitute a Related Entity of TCCC). Relevant Interest has the meaning given in sections 608 and 609 of the Corporations Act. Remaining Sale Shares means 144,857,309 CCA Shares held by TCCC Holder, representing approximately 20% of the CCA Shares on issue as at the date of this deed. Representative means, in relation to a party:

page 6 (a) any director, officer or employee of that party or any of its Related Entities; and (b) any adviser, consultant or agent of that party or any of its Related Entities engaged in connection with the Proposed Transaction. Rights means: (a) in respect of the Sale Shares, all accreditations, rights or benefits of whatever kind attaching or arising from the Sale Shares directly or indirectly at or after Completion, including all dividends or other distributions and all rights to receive them or rights to receive or subscribe for units, notes, bonds, options or other securities declared, paid or issued by CCA; and (b) in respect of the Put Option Shares, all accreditations, rights or benefits of whatever kind attaching or arising from the Put Option Shares directly or indirectly at or after the applicable Put Option Completion Date, including, but not limited to, all dividends or other distributions and all rights to receive them or rights to receive or subscribe for units, notes, bonds, options or other securities declared, paid or issued by CCA. Sale Shares means the First Tranche Sale Shares and the Second Tranche Sale Shares. Scheme means a scheme of arrangement pursuant to Part 5.1 of the Corporations Act between CCA and its shareholders (except for TCCC Holder) under which CCEP BidCo will acquire all of the CCA Shares held by shareholders of CCA other than TCCC Holder. Scheme Conditions means the conditions precedent to the Scheme becoming Effective, which are set out in the Scheme Implementation Deed. Scheme Implementation Deed means the agreement governing CCEP BidCo’s and CCA’s obligations in respect of the Scheme, entered into between one or more of CCEP BidCo and CCA and their respective Related Entities on or around the date of this deed. Second Tranche Cash Consideration means an amount in cash equal to A$10.75 per CCA Share less the CCA Dividend Amount per CCA Share. The Second Tranche Cash Consideration is, for each CCA Share (and prior to any deduction of a CCA Dividend Amount in respect of such CCA Share), calculated as an amount equal to the CCA Share price at close of trading on 22 October 2020. Second Tranche Consideration means, at CCEP BidCo’s election: (a) the Second Tranche Cash Consideration; (b) the Second Tranche Scrip Consideration; or (c) a combination of Second Tranche Cash Consideration and Second Tranche Scrip Consideration in proportions elected by CCEP BidCo. Second Tranche Sale Shares has the meaning given to it in clause 5.1(b).

page 7 Second Tranche Scrip Consideration means the allotment and issue by CCEP to TCCC Holder (or to such TCCC Nominee as TCCC or TCCC Holder shall nominate) of the Second Tranche Scrip Shares in accordance with clause 5.7(b)(ii). Second Tranche Scrip Shares means 0.19372 new CCEP Shares per CCA Share, subject to any adjustment expressly contemplated in this definition. The number of Second Tranche Scrip Shares is calculated by reference to the ratio of: (a) the CCA share price as at close of trading on the Australian Securities Exchange on 22 October 2020 (in Sydney, Australia) (being A$10.75); (b) divided by, the CCEP share price as at close of trading on the New York Stock Exchange on 22 October 2020 (in New York, USA) (being USD39.48), with the closing price for the purposes of paragraph (b) converted into Australian dollars using the USD-AUD exchange rate of 1.40558. If any CCA Dividend is declared or determined and paid to CCA shareholders, the number of Second Tranche Scrip Shares shall be calculated by reference to the ratio referred to above having first deducted the CCA Dividend Amount per CCA Share from the numerator in (a) above. Spanish Stock Exchanges means the Barcelona, Bilbao, Madrid and Valencia Stock Exchanges, in each case if CCEP shares are admitted to trading on such exchange at the relevant time. Subsidiary has the meaning given in section 46 of the Corporations Act. TCCC Filings has the meaning given to it in clause 6.3(d). TCCC Holding means 223,049,276 CCA Shares which are held by TCCC Holder on the date of this deed, representing approximately 30.81% of the CCA Shares on issue as at the date of this deed. TCCC Nominee means: (i) any Affiliate of TCCC; (ii) a depositary (including Computershare Trust Company N.A.) or a nominee of a depositary (including GTU Ops Inc.); or (iii) a nominee of, or participant in, any clearing system (including The Depositary Trust Company, Cede & Co., Euroclear, Clearstream, Iberclear and CREST), provided, in the case of (ii) and (iii), the beneficial owner of the CCEP Shares to be issued to any such TCCC Nominee shall be TCCC or any Affiliate of TCCC. Transaction Document means: (a) this deed; and (b) any other document that the parties agree is a Transaction Document. 1.2 Interpretation (a) Headings are for convenience only and do not affect interpretation. (b) Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

page 8 (c) Nothing in this deed is to be interpreted against a party solely on the ground that the party put forward this deed or a relevant part of it. (d) The following rules apply unless the context requires otherwise: (i) The singular includes the plural, and the converse also applies. (ii) A gender includes all genders. (iii) If a word or phrase is defined, its other grammatical forms have a corresponding meaning. (iv) A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity. (v) A reference to an agreement or document (including a reference to this deed) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this deed or that other agreement or document. (vi) A reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible and tangible form. (vii) A reference to a party to this deed or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives). (viii) A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. (ix) A reference to dollars or A$ is to Australian currency and to USD is to US dollars. 2 Nature of this deed Acknowledgements The parties acknowledge that this deed does not, until Completion: (a) transfer title or ownership of any CCA Shares held by TCCC Holder; or (b) confer control over, or power to substantially influence, the exercise of a voting right attached to any CCA Shares held by TCCC Holder. 3 Proposed Transaction Each party agrees to act in good faith in its dealings with each other party in relation to the transactions contemplated by this deed and take all steps reasonably required by the other to give effect to its obligations under this deed page 9 and the transactions contemplated by it, provided that nothing in this clause requires TCCC or any Affiliate of TCCC to breach any obligation (including any obligation of confidentiality) that it owes to CCA or any Related Body Corporate of CCA. 4 Conduct of the Proposed Transaction 4.1 Co-operation generally Except to the extent otherwise agreed, CCEP and TCCC agree to and will procure their respective Related Entities to, to the full extent permitted by Applicable Law and Regulation: (a) co-operate with each other to give effect to the terms set out in this deed in relation to the sale and purchase of the Sale Shares and Put Option Shares; (b) keep each other informed on a timely basis of all developments and issues which may affect the implementation or success of the Proposed Transaction; (c) subject to compliance with non-disclosure obligations and the preservation of legal privilege, provide all information reasonably necessary for the preparation of documents required to implement the Proposed Transaction and to execute the Proposed Transaction effectively; and (d) in relation to the Joint Bid Relief Instrument: (i) to the extent any of the conditions in the Joint Bid Relief Instrument are expressed to apply to a person, that person must take all actions necessary and within its control to comply with those conditions; and (ii) otherwise, not do anything intended to prevent the satisfaction of, or that would be reasonably likely to have the effect of preventing the satisfaction of, or causing a breach of, the conditions set out in the Joint Bid Relief Instrument, provided that nothing in this clause 4.1 requires TCCC or any Affiliate of TCCC to breach any obligation (including any obligation of confidentiality) that it owes to CCA or any Related Body Corporate of CCA. 4.2 Conduct of the Scheme (a) The parties agree that: (i) CCEP and its Related Entities will make all decisions in relation to the Scheme, including exercising any right held or taking any action in connection with the Scheme or Scheme Implementation Deed (including, amending the terms of the Scheme, waiving Scheme Conditions and terminating the Scheme Implementation Deed), provided that CCEP shall inform TCCC prior to making any page 10 amendment to the terms of the Scheme or the Scheme Implementation Deed that increases the scheme price offered to CCA shareholders or materially changes the Scheme timetable; and (ii) CCEP and its Related Entities may take all actions it determines reasonably necessary or desirable to give effect to the Scheme, including to satisfy any of the Scheme Conditions, except to the extent that such decisions or actions are inconsistent with the terms of this deed, including the rights of TCCC or TCCC Holder under this deed. (b) TCCC and TCCC Holder acknowledge and agree that TCCC Holder and its Associates will be excluded from participating in and voting on the Scheme. (c) TCCC and TCCC Holder shall not, in bad faith, withdraw any bottling agreements or material funding arrangements relating to the CCA Group. 4.3 Disclosure (a) Subject to clauses 4.3(b) and 4.3(e), each party acknowledges that each other party may be required by Applicable Law and Regulation or the Listing Rules to disclose the existence and contents of this deed (including as a result of its voluntary act of entering into this deed) and confirms that it does not object to such disclosure. (b) Subject to clause 4.3(e), the parties will provide each other with sufficient and timely information, and otherwise co-operate with each other, to enable them to make the disclosures required by, and within the time limits prescribed by, Parts 5.1 and 6C.1 of the Corporations Act, and any other disclosure required by Applicable Law and Regulation or the Listing Rules. (c) Without limiting clause 4.3(b) and subject to clause 4.3(e), TCCC will provide to CCEP and CCEP BidCo: (i) any information relating to TCCC and/or TCCC Holder which is reasonably required by CCEP to the extent required by Applicable Law and Regulation for inclusion in any explanatory materials relating to the Scheme; and (ii) all reasonable assistance in relation to the verification of any information provided by, or regarding, TCCC and/or TCCC Holder for inclusion in any explanatory materials relating to the Scheme. (d) Subject to clause 4.3(e), each party must use all reasonable endeavours to ensure that any information provided by it pursuant to this clause 4.3 complies with the requirements of the Corporations Act, the Listing Rules and applicable ASIC regulatory guides and is not misleading or deceptive in any material respect (whether by omission or otherwise).

page 11 (e) Nothing in this clause 4.3 requires TCCC or any Affiliate of TCCC to breach any obligation (including any obligation of confidentiality) that it owes to CCA or any Related Body Corporate of CCA. 5 Sale and purchase 5.1 Sale and purchase on the Implementation Date (a) Subject to clause 5.3, TCCC Holder agrees to sell, and CCEP BidCo agrees to purchase, immediately after the Scheme is implemented on the Implementation Date, the First Tranche Sale Shares for the First Tranche Consideration free and clear of all Encumbrances and together with all Rights attaching or accruing to the First Tranche Sale Shares on and from Completion. (b) Subject to clauses 5.1(c) and 5.3, CCEP BidCo may elect to purchase some or all of the Remaining Sale Shares immediately after the Scheme is implemented on the Implementation Date (such number of shares as CCEP BidCo elects to purchase being the Second Tranche Sale Shares), and TCCC Holder agrees to sell the Second Tranche Sale Shares, for the Second Tranche Consideration free and clear of all Encumbrances and together with all Rights attaching or accruing to the Second Tranche Sale Shares on and from Completion. (c) If CCEP BidCo intends to elect to purchase any Second Tranche Sale Shares pursuant to clause 5.1(b), it must give TCCC and TCCC Holder a written notice of such election within eight weeks after the date of this deed (or such longer period agreed in writing with TCCC) which specifies: (i) the number of Remaining Sale Shares to be purchased as Second Tranche Sale Shares, which must be all the Remaining Sale Shares or fewer than 108,642,982 of the Remaining Sale Shares; and (ii) the elected form(s) of Second Tranche Consideration for those Second Tranche Sale Shares, provided that CCEP BidCo cannot make an election for Second Tranche Scrip Consideration if the issue of such Second Tranche Scrip Consideration would result in TCCC Holder and any TCCC Affiliate holding, in aggregate, 25 per cent. or more of the issued share capital of CCEP at the time of issue (excluding any shares then held in treasury), provided further that CCEP BidCo cannot make an election (x) to purchase some (but not all) of the Remaining Sale Shares as Second Tranche Sale Shares or (y) for any Remaining Sale Shares to be acquired for Second Tranche Scrip Consideration, unless a majority of the INEDs (as defined in the CCEP SHA) have approved that a number of CCEP Shares equal to the number of CCEP Shares issued pursuant page 12 to this deed (and of shares derived therefrom) are transferable free from certain restrictions in the CCEP SHA (in the terms agreed between the parties at the date of this deed) and a certified copy of the relevant resolution in the agreed form has been provided to TCCC. (d) If CCEP BidCo makes an election for Second Tranche Scrip Consideration, TCCC or TCCC Holder may nominate a TCCC Nominee to which the Second Tranche Scrip Shares will be allotted and issued, provided that if TCCC Nominee is a depositary, nominee or participant falling within limbs (ii) or (iii) of the definition of TCCC Nominee: (i) prior to making that nomination, TCCC or TCCC Holder shall consult with CCEP about (x) what clearances and consents will be required to issue the relevant CCEP Shares to that TCCC Nominee and the likelihood of them being obtained; and (y) whether that TCCC Nominee will accept the issue of the those CCEP Shares assuming those clearances and consents have been obtained; and (ii) TCCC or TCCC Holder may nominate any TCCC Nominee falling within limb (ii) of the definition of TCCC Nominee unless CCEP can demonstrate that (x) any clearances and consents required to issue those CCEP Shares to that TCCC Nominee cannot be obtained by Completion or (y) were they obtained, that TCCC Nominee will not accept the issue of those CCEP Shares at Completion; or (iii) TCCC or TCCC Holder may nominate any TCCC Nominee falling within limb (iii) of the definition of TCCC Nominee to the extent that any clearances and consents required to issue those CCEP Shares to that TCCC Nominee are obtained by Completion and that TCCC Nominee will accept the issue of those CCEP Shares at Completion. The parties acknowledge that the TCCC Nominee is likely to be Computershare Trust Company N.A. (or a nominee of Computershare Trust Company N.A. on its behalf) (falling within limb (ii) of the definition of TCCC Nominee and holding outside of The Depositary Trust Company) so that the CCEP Shares are issued directly into a depositary, and agree that, at the date of this deed, TCCC or TCCC Holder would be entitled to nominate it (or its nominee) as the TCCC Nominee. 5.2 Title and risk Title to, benefit and risk in the Sale Shares: (a) remains solely with TCCC Holder until Completion; and (b) passes to CCEP BidCo on Completion. 5.3 Conditions (a) The obligations in clause 5.1(a) are conditional upon the Scheme becoming Effective, and will not become legally binding on the parties until the Scheme has become Effective.

page 13 (b) The obligations in clause 5.1(b) are conditional upon the following, and will not become legally binding on the parties until the following has occurred: (i) the Scheme has become Effective; and (ii) where all or part of the Second Tranche Sale Shares are paid for by Second Tranche Scrip Consideration, each of the UK Financial Conduct Authority (the FCA), the London Stock Exchange plc (the LSE) and Euronext Amsterdam having confirmed that the CCEP Shares comprising the Second Tranche Scrip Consideration will be admitted to the official list of the FCA and to trading on the main market for listed securities of the LSE and admitted to listing and trading on Euronext Amsterdam pursuant to clause 5.3(c). (c) Where all or part of the Second Tranche Sale Shares are paid for by Second Tranche Scrip Consideration, CCEP shall procure that: (i) the CCEP Shares remain listed on the LSE, Euronext Amsterdam, the Spanish Stock Exchanges and the NYSE; and (ii) with effect from Completion: (A) the Second Tranche Scrip Shares will be admitted to the official list of the FCA and to trading on the main market for listed securities of the LSE, in each case in accordance with Applicable Law and Regulation; and (B) the Second Tranche Scrip Shares will be admitted to listing and trading on Euronext Amsterdam in accordance with Applicable Law and Regulation, (paragraphs (A) and (B) together, the Listing Obligations). (d) CCEP agrees not to take any action prior to Completion that would give rise to a Reorganisation Event unless CCEP has made an election in accordance with clause 5.1(c) to purchase all Second Tranche Sale Shares solely for Second Tranche Cash Consideration. 5.4 Consideration (a) The consideration for the sale of the First Tranche Sale Shares is the payment of the First Tranche Consideration by CCEP BidCo to TCCC Holder. (b) If an election has been made under clause 5.1(b), the consideration for the sale of the Second Tranche Sale Shares is the payment of the Second Tranche Cash Consideration by CCEP BidCo to TCCC Holder and/or the procurement by CCEP Bidco of the allotment and issue of the Second Tranche Scrip Consideration to TCCC Holder. 5.5 Completion (a) Completion will take place electronically immediately after the Scheme is implemented on the Implementation Date in accordance with the page 14 Scheme Implementation Deed, or such other time as agreed between the parties. (b) Completion will be taken to have occurred when each party has performed all of its obligations and satisfied all conditions under this clause 5. 5.6 TCCC Holder’s obligations at Completion At Completion, TCCC Holder must: (a) deliver to CCEP BidCo: (i) a completed transfer form for the Sale Shares in favour of CCEP BidCo as transferee, duly executed by TCCC Holder; and (ii) either of the following: (A) if the Sale Shares are held on the issuer-sponsored subregister of CCA, deliver to CCEP BidCo holding statements and security holder reference numbers in respect of all of the Sale Shares; or (B) if the Sale Shares are held on the CHESS subregister: (1) instruct the controlling participant for the Sale Shares on CHESS to arrange for conversion of the holding to the issuer-sponsored subregister and deliver to CCEP BidCo a copy of those instructions and holding statements and security holder reference numbers in respect of all of the Sale Shares; or (2) instruct the controlling participant for the Sale Shares on CHESS to deliver the Sale Shares to CCEP BidCo and deliver to CCEP BidCo a copy of those instructions and TCCC Holder’s holder identification numbers in respect of all of the Sale Shares; (b) perform all such further acts and execute and deliver to CCEP BidCo all such further documents as are necessary to transfer legal and beneficial ownership in the Sale Shares to CCEP BidCo and have the Sale Shares registered in CCEP BidCo’s name on or as soon as possible following Completion, free from all Encumbrances and with all Rights attaching or accruing to the Sale Shares on and from Completion; and (c) provide CCEP BidCo with such information as it reasonably requires in order to issue TCCC Holder (or such TCCC Nominee as TCCC or TCCC Holder may nominate pursuant to clause 5.1(d)) with CCEP Shares, to the extent required in accordance with clause 5.7(b)(ii).

page 15 5.7 CCEP BidCo’s obligations at Completion At Completion, CCEP BidCo must: (a) accept, execute and deliver to TCCC Holder the instruments of transfer of the Sale Shares; and (b) in relation to the Consideration for the Sale Shares: (i) pay to TCCC Holder the First Tranche Consideration and the Second Tranche Cash Consideration (to the extent elected by CCEP BidCo pursuant to clauses 5.1(b) and 5.1(c)) by wire transfer of cleared funds for same day value in the country in which the bank account is located into a bank account nominated by TCCC or TCCC Holder at least five Business Days before Completion; (ii) procure the allotment and issue of the Second Tranche Scrip Consideration (to the extent elected by CCEP BidCo pursuant to clauses 5.1(b) and 5.1(c)), by causing the relevant number of CCEP Shares to be issued to TCCC Holder (or to such TCCC Nominee as TCCC or TCCC Holder may nominate pursuant to clause 5.1(d)) to satisfy the Second Tranche Consideration, each credited as fully paid and free of any Encumbrance, with the same rights and ranking pari passu in all respects with the existing fully paid CCEP Shares, including the right to receive dividends, distributions or return of capital declared, paid or made by CCEP on or after Completion; (iii) comply with all other obligations required by Applicable Law and Regulation relating to the issuance of the Second Tranche Scrip Consideration, including under, if applicable, section 593 of the UK Companies Act 2006; (iv) deliver to TCCC Holder a certified copy of the resolutions of a duly held meeting of the directors of CCEP authorising the allotment and issue to TCCC Holder (or TCCC's nominee) of the Second Tranche Scrip Consideration, and (if applicable) a share certificate or, if CCEP Shares are to be issued to a depositary in accordance with clause 5.1(d), a certificate evidencing depositary receipts in respect of the Second Tranche Scrip Consideration; and (v) deliver to TCCC Holder a copy of the confirmation by the FCA, the LSE and Euronext Amsterdam that the CCEP Shares comprising the Second Tranche Scrip Consideration will be admitted to the relevant official list and to trading on the relevant exchanges pursuant to clause 5.3(c). (c) If relevant, CCEP BidCo shall, at the election of TCCC or TCCC Holder, if CCEP Shares are to be issued to a depositary in accordance with clause 5.1(d), procure the issue of the CCEP Shares pursuant to clause 5.7(b) in certificated or uncertificated form. If any clearances, consents, page 16 permissions, applications, filings or similar are required for CCEP BidCo to allot and issue those CCEP Shares to a TCCC Nominee that is: (i) a depositary or nominee falling within limb (ii) of the definition of TCCC Nominee, CCEP BidCo will procure that CCEP makes those applications and filings (or similar) and obtains those consents and clearances (or similar) by Completion, in each case in line with then current market practice; or (ii) a nominee or participant falling within limb (iii) of the definition of TCCC Nominee, CCEP BidCo will use best endeavours to procure that CCEP makes those applications and filings (or similar) and obtains those consents and clearances (or similar) by Completion, in each case in line with then current market practice. (d) If CCEP BidCo is not able to procure that CCEP allots and issues the relevant CCEP Shares to a TCCC Nominee that is a nominee or participant falling within limb (iii) of the definition of TCCC Nominee, it shall instead: (i) issue those CCEP Shares at Completion to TCCC Holder or such Affiliate of TCCC or (to the extent no clearance or consent is required to such person) a depositary or nominee falling within limb (ii) of the definition of TCCC Nominee as TCCC or TCCC Holder shall nominate; and (ii) bear any Transfer Tax payable on or in connection with the transfer of those CCEP Shares from that person to the relevant TCCC Nominee falling within limb (iii) of the definition of TCCC Nominee once all applicable consents or clearances have been obtained (and TCCC and TCCC Holder shall consult with CCEP Bidco as to the manner in which such transfer is to occur) save to the extent that such Transfer Tax is otherwise recovered under the Registration Rights Agreement. 5.8 Spanish listings CCEP will apply to the Comisión Nacional del Mercado de Valores and the Spanish Stock Exchanges for the admission of the CCEP Shares comprised in the Second Tranche Scrip Consideration to listing and trading on the Spanish Stock Exchanges, and will use reasonable endeavours to obtain such admission no later than 10 Business Days after the Implementation Date. 6 Put Option 6.1 Exercise of Put Option (a) In respect of any Remaining Sale Shares that are not acquired by CCEP BidCo as part of the Second Tranche Sale Shares (Put Option Shares), TCCC Holder may, at its sole discretion, give a written notice (a Put page 17 Option Exercise Notice) to CCEP BidCo during the Put Option Exercise Period (or at any time permitted by clause 6.4) requiring CCEP BidCo to purchase all of the Put Option Shares at the Put Option Consideration (Put Option). (b) The Put Option Exercise Notice must specify: (i) that TCCC Holder exercises the Put Option; (ii) that the notice is irrevocable; (iii) the proposed date of transfer of the Put Option Shares (Put Option Completion Date), which must be no less than 20 Business Days after the date of issue of the Put Option Exercise Notice; and (iv) that the representations and warranties in clause 9(b) (amended by replacing references to “Sale Shares” with “Put Option Shares”) are given as at the date of the Put Option Exercise Notice and the Put Option Completion Date in respect of the Put Option Shares. The Put Option Exercise Notice may (but need not) also specify any regulatory approvals or consents (including antitrust approvals) TCCC Holder anticipates will be required in connection with the exercise of the Put Option. (c) TCCC or TCCC Holder may nominate a TCCC Nominee to which the CCEP Shares to be issued to satisfy the Put Option Consideration will be allotted and issued, provided that if TCCC Nominee is a depositary, nominee or participant falling within limbs (ii) or (iii) of the definition of TCCC Nominee: (i) prior to making that nomination, TCCC or TCCC Holder shall consult with CCEP about (x) what clearances and consents will be required to issue the relevant CCEP Shares to that TCCC Nominee and the likelihood of them being obtained; and (y) whether that TCCC Nominee will accept the issue of the those CCEP Shares assuming those clearances and consents have been obtained; and (ii) TCCC or TCCC Holder may nominate any TCCC Nominee falling within limb (ii) of the definition of TCCC Nominee unless CCEP can demonstrate that (x) any clearances and consents required to issue those CCEP Shares to that TCCC Nominee cannot be obtained by completion of the Put Option or (y) were they obtained, that TCCC Nominee will not accept the issue of those CCEP Shares at completion of the Put Option; or (iii) TCCC or TCCC Holder may nominate any TCCC Nominee falling within limb (iii) of the definition of TCCC Nominee to the extent that any clearances and consents required to issue those CCEP Shares to that TCCC Nominee are obtained by completion of the Put Option page 18 and that TCCC Nominee will accept the issue of those CCEP Shares at completion of the Put Option. The parties acknowledge that the TCCC Nominee is likely to be Computershare Trust Company N.A. (or a nominee of Computershare Trust Company N.A. on its behalf) (falling within limb (ii) of the definition of TCCC Nominee and holding outside of The Depositary Trust Company) so that the CCEP Shares are issued directly into a depositary, and agree that, at the date of this deed, TCCC or TCCC Holder would be entitled to nominate it (or its nominee) as the TCCC Nominee. (d) CCEP shall: (i) use its best endeavours to ensure that, to the extent necessary, as at the Put Option Completion Date, the directors of CCEP have the authority, under section 551 of the UK Companies Act 2006, to allot the Put Option Consideration Shares, including by: (A) proposing, at the first general meeting of CCEP held after the date of this deed, a resolution authorising the directors of CCEP to allot the Put Option Consideration Shares; (B) if that (or any subsequent) authority has expired (or is to expire within the following 15 months), or is varied or revoked, proposing (at the next general meeting of CCEP) a new resolution to renew or replace that authority; (C) procuring that the directors of CCEP (other than the Red Nominated Directors (as defined in the CCEP SHA)) shall unanimously recommend that holders of CCEP Shares vote in favour of any such resolution; and (D) not taking any action which is likely result in any such authority being varied or revoked; and (ii) procure that, with effect from the Put Option Completion Date if CCEP Shares are admitted to trading on the relevant exchanges at that time, the Listing Obligations will be satisfied in relation to the CCEP Shares to be issued as Put Option Consideration (as if references in the Listing Obligations to Second Tranche Scrip Shares were to the Put Option Consideration Shares). (e) In the event of: (i) any variation of the ordinary share capital of CCEP by way of consolidation, sub-division, reclassification or redesignation affecting the number of CCEP Shares in issue; (ii) any issue of shares by CCEP by way of a capitalisation of profits or reserves (other than an issuance, offer, exercise, allotment, purchase or grant of shares pursuant to a CCEP share option or incentive scheme or pursuant to a dividend reinvestment plan or similar plan or scheme or approved scrip dividend programme);

page 19 (iii) any issue of shares by CCEP by way of a rights issue under which CCEP Shares are issued at less than 90 per cent. of the market price immediately prior to the announcement of that rights issue, or any other issue of shares by CCEP for consideration with a value of less than 90 per cent. of the market price immediately prior to the announcement of that issue (in each case other than an issuance, offer, exercise, allotment, purchase or grant of shares pursuant to a CCEP share option or incentive scheme or pursuant to a dividend reinvestment plan or similar plan or scheme or approved scrip dividend programme); (iv) any material transfer of value from CCEP to holders of CCEP Shares other than in the ordinary course (including a transfer by way of an extraordinary dividend or capital distribution) but, for the avoidance of doubt, excluding pursuant to a share buyback on terms envisaged in resolutions 23 and 24 passed at the annual general meeting of CCEP held on 27 May 2020); (v) any consolidation affecting the number of Remaining Sale Shares on issue, (each, a Reorganisation Event) or any other action agreed between CCEP or TCCC (acting reasonably) should constitute a Reorganisation Event (and, for the avoidance of doubt, any issuance of shares by CCEP or CCEP BidCo pursuant to this deed shall not be a Reorganisation Event), the number of Put Option Consideration Shares as a ratio per CCA Share shall be adjusted by the parties (acting reasonably) such that: (A) the adjusted number of Put Option Consideration Shares represents the same aggregate percentage of CCEP Shares had the Reorganisation Event not occurred; and (B) the economic value of the Put Option is maintained and TCCC Holder (as the holder of the Put Option) is no worse off as a result of the Reorganisation Event. If the parties are unable to reach agreement on the necessary adjustment within 20 Business Days following the date of the variation, either CCEP or TCCC may, by notice to the other (an Expert Determination Notice), require that an expert be appointed to determine the adjustment (the Expert). The Expert shall be a high-quality, independent firm of internationally recognised chartered accountants to be agreed upon by CCEP and TCCC (or, failing agreement as to their identity within 10 Business Days of service of the Expert Determination Notice, to be identified, on the application in writing of either CCEP or TCCC, by the President for the time being of the Institute of Chartered Accountants of England and Wales). The Expert shall be engaged jointly by CCEP and TCCC. The Expert shall determine its own procedure, provided that it shall make its determination as soon as is reasonably practicable and shall give each of the parties a reasonable opportunity to page 20 make representations in writing to it (which shall be shared with the other parties at the same time). The Expert's determination shall be made in writing and sent to the parties at the same time and the Expert shall not be required to include reasons for its determination. The Expert shall act as an expert and not as an arbitrator, and its determination of the adjustment shall be final and binding on the parties, save in the event of fraud of any party or the Expert or manifest error of the Expert. The charges (including any GST or similar tax) of the Expert shall be borne equally by CCEP and TCCC. Each of CCEP and TCCC shall (and shall procure that each of its Related Entities shall) cooperate with the Expert and comply with its reasonable requests made in connection with the carrying out of its duties pursuant to its engagement under the terms of this paragraph. (f) If TCCC Holder has not given a Put Option Exercise Notice by the end of the Put Option Exercise Period, the Put Option shall lapse. 6.2 Obligations on Put Option Completion Date (a) On the Put Option Completion Date, TCCC Holder must: (i) deliver to CCEP BidCo a completed transfer form for the Put Option Shares in favour of CCEP BidCo as transferee, duly executed by TCCC Holder; (ii) perform all such further acts and execute and deliver to CCEP BidCo all such further documents as are necessary to transfer legal and beneficial ownership in the Put Option Shares to CCEP BidCo and have the Put Option Shares registered in CCEP BidCo’s name, free from all Encumbrances and with all Rights attaching or accruing to the Put Option Shares on or from the completion of the Put Option; and (iii) provide CCEP BidCo with such information as it reasonably requires in order to allot and issue TCCC Holder (or such TCCC Nominee as TCCC or TCCC Holder may nominate pursuant to clause 6.1(c)) with CCEP Shares in accordance with clause 6.2(b)(ii). (b) On the Put Option Completion Date, CCEP BidCo must: (i) accept, execute and deliver to TCCC Holder the instruments of transfer of the Put Option Shares; (ii) procure the allotment and issue of the Put Option Consideration by causing the relevant number of CCEP Shares to be issued to TCCC Holder (or to such TCCC Nominee as TCCC or TCCC Holder may nominate pursuant to clause 6.1(c)) to satisfy the Put Option Consideration, each credited as fully paid and free of any Encumbrances, with the same rights and ranking pari passu in all respects with the existing fully paid CCEP Shares, including the page 21 right to receive dividends, distributions or return of capital declared, paid or made by CCEP on or after completion of the Put Option; (iii) deliver to TCCC Holder a certified copy of the resolutions of a duly held meeting of the directors of CCEP authorising the allotment to TCCC Holder (or TCCC's nominee) of the Put Option Consideration, and (if applicable) a share certificate or, if CCEP Shares are to be issued to a depositary in accordance with clause 6.1(c), a certificate evidencing depositary receipts in respect of the Put Option Consideration; (iv) deliver to TCCC Holder a copy of the confirmation by the FCA, the LSE and Euronext Amsterdam that the CCEP Shares comprising the Put Option Consideration will be admitted to the relevant official list and to trading on the relevant exchanges pursuant to clause 6.1(d)(ii); and (v) comply with all other obligations required by Applicable Law and Regulation relating to the issuance of the Put Option Consideration including under, if applicable, section 593 of the UK Companies Act 2006. (c) If relevant, CCEP BidCo shall, at the election of TCCC or TCCC Holder, if CCEP Shares are to be issued to a depositary in accordance with clause 6.1(c), procure the issue of the CCEP Shares pursuant to clause 6.2 (b) in certificated or uncertificated form. If any clearances, consents, permissions, applications, filings or similar are required for CCEP BidCo to allot and issue those CCEP Shares to a TCCC Nominee that is: (i) a depositary or nominee falling within limb (ii) of the definition of TCCC Nominee, CCEP BidCo will procure that CCEP makes those applications and filings (or similar) and obtains those consents and clearances (or similar) by completion of the Put Option, in each case in line with then current market practice; or (ii) a nominee or participant falling within limb (iii) of the definition of TCCC Nominee, CCEP BidCo will use best endeavours to procure that CCEP makes those applications and filings (or similar) and obtains those consents and clearances (or similar) by completion of the Put Option, in each case in line with then current market practice. (d) If CCEP BidCo is not able to procure that CCEP allots and issues the relevant CCEP Shares to a TCCC Nominee that is a nominee or participant falling within limb (iii) of the definition of TCCC Nominee, it shall instead: (i) issue those CCEP Shares at completion of the Put Option to TCCC Holder or such Affiliate of TCCC or (to the extent no clearance or consent is required to such person) a depositary or page 22 nominee falling within limb (ii) of the definition of TCCC Nominee as TCCC or TCCC Holder shall nominate; and (ii) bear any Transfer Tax payable on or in connection with the transfer of those CCEP Shares from that person to the relevant TCCC Nominee falling within limb (iii) of the definition of TCCC Nominee once all applicable consents or clearances have been obtained (and TCCC and TCCC Holder shall consult with CCEP Bidco as to the manner in which such transfer is to occur) save to the extent that such Transfer Tax is otherwise recovered under the Registration Rights Agreement. (e) If CCEP Shares are admitted to trading on the Spanish Stock Exchanges at completion of the Put Option, CCEP will apply to the Comisión Nacional del Mercado de Valores and the Spanish Stock Exchanges for the admission of the CCEP Shares comprised in the Put Option Consideration to listing and trading on to the Spanish Stock Exchanges, and will use reasonable endeavours to obtain such admission no later than 10 Business Days after the Put Option Completion Date. 6.3 Director appointment right (a) The parties agree that, for so long as TCCC directly or indirectly holds any CCA Shares, TCCC and its Related Entities will be entitled to nominate the least number of directors to CCA's board as represents not less than 25% of the total number of directors on CCA’s board (e.g. will be entitled to nominate one director if the total number of directors on CCA’s board is fewer than four). CCEP shall procure that each such nominee from time to time is promptly appointed as a director of CCA and that no such nominee is removed as a director of CCA by the directors or shareholders of CCA. (b) CCEP agrees to procure that, for so long as TCCC directly or indirectly holds any CCA Shares, the constitution of CCA will provide that: (i) any CCA director may call a meeting of CCA's directors at any time; (ii) notices of a meeting of CCA's directors must be given to all CCA directors and their alternates; (iii) CCA shall provide technology for each meeting of CCA directors that allows any CCA director to join that meeting remotely while still being able to hear and see all other CCA directors, and to be heard and be seen by all other CCA directors; (iv) the quorum for any meeting of CCA directors must include one director nominated by TCCC or its Related Entities (other than for any part of a meeting during which an Affiliated Transaction with a Red Affiliate (each as defined in the Terms of Reference of the Affiliated Transactions Committee of CCEP) is being considered) provided that if a meeting is not quorate because of no such page 23 director or his alternate being in attendance, at any reconvened meeting with respect to those matters on the agenda which were not disposed of at the original meeting held after one business day of the date of the originally scheduled meeting, it shall not be a requirement for the quorum of such meeting to include one director nominated by TCCC; (v) any CCA director nominated by TCCC shall be entitled to appoint an alternate director (who need not be another CCA director or a member of CCA); and (vi) a written resolution of the directors of CCA is only valid if all the CCA directors have signified their assent to it in writing or other permanent form. (c) CCEP agrees to procure that, for so long as TCCC directly or indirectly holds any CCA Shares, the approval of any long term business plan for each rolling three financial year period or annual business plan of the CCA Group will be a matter reserved for the CCA Board, acting by a majority. (d) For so long as TCCC directly or indirectly holds any CCA Shares, CCEP shall: (i) provide to TCCC, within such time as it is requested, such information or documents in the possession of the CCA Group (or CCEP or any other of its Related Entities) as TCCC may reasonably request in connection with the preparation of any releases, statements, reports, notices or other filings to be made by TCCC or any of its Related Entities pursuant to Applicable Law and Regulation (including by or to any Governmental Authority) (TCCC Filings); and (ii) cooperate with, procure that any officer or employee of the CCA Group cooperates with, and use reasonable efforts to cause any auditor of the CCA Group to cooperate with, TCCC or any of its Related Entities to the extent reasonably requested in writing by TCCC in the preparation of any TCCC Filings. (e) The parties acknowledge that, for so long as TCCC directly or indirectly holds any CCA Shares, TCCC intends to account for that holding using the equity method of accounting. However, if the rights set out in this clause 6.3 are not sufficient to allow it to do so, the parties will cooperate to grant to TCCC or its Related Entities, as soon as possible, such rights as may be reasonably required in line with minimum requirements of relevant accounting standards to allow it to do so.

page 24 6.4 Change of Control If any person announces a firm intention to make an offer for CCEP Shares within the meaning of the UK City Code on Mergers and Acquisitions, the Put Option may be exercised in full at any time thereafter. 7 Costs (a) Unless otherwise provided for in this deed, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this document and any other agreement or document entered into or signed under this document. (b) Any action to be taken by CCEP, CCEP BidCo, TCCC or TCCC Holder in performing its obligations under this deed must be taken at its own cost and expense unless otherwise provided in this deed. 8 Termination 8.1 General termination This deed terminates on the earlier of: (a) the date on which the Scheme Implementation Deed is terminated; and (b) any date agreed in writing between the parties to this deed. 8.2 Effect of termination (a) Termination of this deed does not affect any accrued rights or remedies of any party. (b) Clauses 1, 7, 11 and 12 survive any termination of this deed. (c) For the avoidance of doubt, following termination of this deed, nothing in this deed may be construed as limiting or restricting in any way the exercise or enjoyment by TCCC Holder of its rights in relation to the voting, control and disposal of its CCA Shares. 9 Warranties and undertakings (a) Each party represents and warrants to each other party that, as at the date of this deed and as at the time immediately before Completion: (i) it is duly incorporated under the laws of the place of its incorporation; (ii) it has the capacity unconditionally to execute and deliver this deed and comply with all its terms; (iii) the execution and delivery of this deed has been properly authorised by all necessary corporate action;

page 25 (iv) this deed constitutes its valid and legally binding obligations and is enforceable against it in accordance with its terms; and (v) this deed does not conflict with or result in the breach of or a default under any provision of its constitution (if applicable) or any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound. (b) TCCC Holder represents and warrants in favour of CCEP that, as at the date of this deed and as at the time immediately before Completion: (i) it is the sole legal and beneficial owner of the Sale Shares; and (ii) the Sale Shares: (A) are fully paid and no money is owing in respect of them; and (B) are free from all Encumbrances and other third party interests or rights and no claim has been made by any person to be entitled to any. (c) CCEP represents and warrants in favour of TCCC Holder (and any relevant Affiliate of TCCC) that: (i) as at Completion, the CCEP Shares (if any) issued under the Second Tranche Scrip Consideration: (A) will be validly allotted and issued to TCCC Holder (or the TCCC Nominee nominated pursuant to clause 5.1(d)); (B) are fully paid and no money is owing in respect of them; (C) are free from all Encumbrances and other third party interests or rights and no claim has been made by any person to be entitled to any; and (D) have the same rights and rank pari passu in all respects with the existing fully paid CCEP Shares, (ii) as at the Put Option Completion Date, the Put Option Consideration Shares: (A) will be validly allotted and issued to TCCC Holder (or the TCCC Nominee nominated pursuant to clause 6.1(c)); (B) are fully paid and no money is owing in respect of them; (C) are free from all Encumbrances and other third party interests or rights and no claim has been made by any person to be entitled to any; and (D) have the same rights and rank pari passu in all respects with the existing fully paid CCEP Shares, (d) CCEP represents and warrants in favour of TCCC Holder (and any relevant Affiliate of TCCC) that, in connection with the Second Tranche Scrip Consideration or Put Option Consideration, as applicable:

page 26 (i) it will comply with any applicable NYSE rules set forth in the NYSE Listed Company Manual for the issue of those CCEP Shares; (ii) the CCEP Shares to be issued will constitute Registrable Securities subject to the Registration Rights Agreement; and (iii) such CCEP Shares to be issued will be sold within the meaning of Section 4(a)(2) of the U.S. Securities Act of 1933, as amended. 10 Relationship between the parties 10.1 No authority to bind (a) The parties agree that this deed is not to be interpreted as constituting the relationship of the parties as a partnership, quasi partnership, fiduciary, association or any other relationship in which one or more of the parties may (except as specifically provided for in this deed) be liable generally for the acts or omissions of any other party. (b) Without limitation to clause 10.1(a); (i) no party has the authority to pledge or purport to pledge the credit of any other party or to make or give (or purport to make or give) any representations, warranties or undertakings for or on behalf of any other party; and (ii) no party may legally bind any other party. The content of any Transaction Document is to be agreed in writing by all parties. 10.2 Separate tax and accounting obligations (a) Each party is responsible for its own tax, accounting and record keeping obligations. (b) No party is responsible for the obligations of the other party under the tax laws of any relevant jurisdiction, unless otherwise specifically provided for in a Transaction Document. 11 Confidentiality 11.1 Confidentiality Other than any information to be disclosed pursuant to clause 4.3(a), each party must keep confidential and must not disclose, and must procure that its Related Entities and its Representatives keep confidential and do not disclose the Confidential Information, except: (a) with the prior written consent of the other parties; (b) where the information is in or has come into the public domain other than due to a breach of any obligation of confidentiality owed by that party;

page 27 (c) to the extent required by any applicable law, order or rule of any court or government agency or the rules of a recognised securities exchange; (d) to a Representative of that party and of its Related Entities, on a need to know basis and where those persons undertake to keep information disclosed confidential or are otherwise bound by or subject to a similar confidentiality obligation. 11.2 Survival of confidentiality obligations This clause 11 survives the termination of this deed. 12 General 12.1 Amendment This deed may be amended only by another deed executed by all the parties. 12.2 Transfer & Assignment (a) Other than as set out in clauses 12.2(b) and (c), no party can assign, charge, create a security interest over, encumber or otherwise deal with any of its rights or obligations under this deed, or attempt or purport to do so, without the prior written consent of the other party. (b) Notwithstanding anything in this deed, TCCC Holder may at any time transfer some or all of the CCA Shares that it holds to one or more of its Affiliates formed pursuant to the laws of any state in the United States of America or any part of the United Kingdom, provided that: (i) it must first notify CCEP of the number of CCA Shares that it proposes to transfer and the name and corporate details of the proposed transferee(s); (ii) CCEP consents to that transfer; and (iii) such transfer shall not prevent Completion on the date due under this deed or otherwise affect the timetable of the Proposed Transaction as set out in the Scheme Implementation Deed, including as a result of the time required to obtain any necessary approvals for such transfer under Applicable Law and Regulation. CCEP must consent to any transfer other than one: (i) where there is a reasonable likelihood that it could prevent Completion on the date due under this deed or otherwise affect the timetable of the Proposed Transaction as set out in the Scheme Implementation Deed or (ii) that, in CCEP’s reasonable judgment, would financially disadvantage (save to any de minimis extent), CCEP, CCA or any of its or their Affiliates. (c) In connection with any transfer pursuant to clause 12.2(b), the parties shall (and TCCC shall procure that each transferee shall) enter into such documents as are necessary or desirable to ensure that each transferee:

page 28 (i) is obliged to comply with each of TCCC Holder's relevant obligations under this deed to the extent relating to CCA Shares that such transferee holds; and (ii) receives the benefit of TCCC Holder's relevant rights under this deed. TCCC and TCCC Holder shall use their reasonable endeavours to obtain any necessary approval (including any letter of no objection under the Foreign Acquisitions and Takeovers Act 1975 (Cth) that may be required) as quickly as possible, and CCEP and CCEP BidCo will provide all reasonable assistance to them to do so. 12.3 Flip to CCEP HoldCo (a) If TCCC Holder (or any transferee under clause 12.2) will hold or holds any of the Remaining Sale Shares after Completion, at CCEP BidCo’s election, the parties shall procure that such Remaining Sale Shares are exchanged for shares in CCEP HoldCo (CCEP HoldCo Shares) at a time to be specified by CCEP BidCo (not to occur before Completion), provided that TCCC Holder (or any transferee under clause 12.2) shall not be obliged to effect such exchange unless: (i) CCEP BidCo first notifies TCCC of the proposal for such exchange, and CCEP BidCo and TCCC (each acting reasonably) discuss the mechanism and timing for effecting such exchange; (ii) the share capital of CCEP HoldCo will reflect the share capital of CCA immediately prior to such exchange, and TCCC Holder (and any transferee pursuant to clause 12.2) shall hold the same proportion of shares in CCEP HoldCo immediately following such exchange as they held in CCA immediately prior to such exchange and such CCEP HoldCo Shares shall represent the same percentage interest in CCEP HoldCo as the shares that they held in CCA represented in the issued share capital of CCA immediately prior to such exchange; and (iii) neither TCCC Holder nor any Affiliate of TCCC shall be financially disadvantaged (save to any de minimis extent), in TCCC’s reasonable judgment, by such exchange and will, following such exchange, be able to account for its holding in CCEP HoldCo (on a consolidated basis) using the equity method of accounting, and, following the completion of such exchange, this deed shall apply mutatis mutandis as if, unless the context otherwise requires, references to CCA were to CCEP HoldCo and references to CCA Shares were to CCEP HoldCo Shares. (b) In connection with any transfer pursuant to clause 12.3(a), the parties shall (and CCEP shall procure that CCEP HoldCo shall and TCCC shall procure that any transferee under clause 12.2 shall) enter into such documents as are necessary or desirable to effect such exchange.

page 29 12.4 Notices Any notice, demand, consent or other communication (a Notice) given or made under this deed: (a) must be in writing and signed by the sender or a person duly authorised by the sender (or in the case of email, set out the full name and position or title of the sender or person duly authorised by the sender); (b) must be delivered to the intended recipient by prepaid post (or if posted to an address in another country, by registered airmail) or by hand or email to the address or email address below or the address or email address last notified by the intended recipient to the sender: (i) to CCEP and CCEP BidCo Address: Pemberton House, Bakers Road, Uxbridge, UB8 1EZ, United Kingdom Email: secretariat@ccep.com Attention: General Counsel and Company Secretary (ii) to TCCC and TCCC Holder Address: One Coca-Cola Plaza, Atlanta, Georgia 30313, United States of America Email: bgayton@coca-cola.com Attention: Bradley Gayton, Senior Vice President & General Counsel (c) will be conclusively taken to be duly given or made and received: (i) in the case of delivery in person, when delivered; (ii) in the case of delivery by express post, to an address in the same country, two Business Days after the date of posting; (iii) in the case of delivery by any other method of post, six Business Days after the date of posting; and (iv) in the case of email, at the earliest of: (A) the time that the sender receives an automated message from the intended recipient's information system confirming delivery of the email; (B) the time that the intended recipient confirms receipt of the email by reply email; and (C) three hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that three hour period, an automated message that the email has not been delivered, but if the result is that a Notice would be taken to be given or made and received:

page 30 (v) in the case of delivery by hand or post, at a time that is later than 5.00 pm; (vi) in the case of delivery by email, at a time that is later than 7.00 pm; or (vii) on a day that is not a Business Day, in the place specified by the intended recipient as its postal address under clause 12.3(b), it will be conclusively taken to have been duly given or made and received at the start of business on the next business day in that place. 12.5 Entire agreement This deed contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct, representations, warranties, covenants, conditions, agreements or understandings (collectively Conduct) relied on by the parties and supersedes all earlier Conduct by or between the parties in connection with its subject matter. No party has relied on or is relying on any other Conduct in entering into this deed and completing the transactions contemplated by it. 12.6 Governing law and jurisdiction This deed is governed by the laws of New South Wales. In relation to this deed, and related non-contractual matters, each party irrevocably submits to the non-exclusive jurisdiction of courts with jurisdiction in New South Wales, and waives any right to object to the venue on any ground. 12.7 Severability of provisions Any provision of this deed which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this deed nor affect the validity or enforceability of that provision in any other jurisdiction. 12.8 No waiver A failure to exercise or a delay in exercising any right, power or remedy under this deed does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing. 12.9 No merger The rights and obligations of the parties will not merge on completion of any transaction contemplated by this deed. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction. 12.10 Duty All stamp duty, stamp duty reserve tax and any other similar duties, registration or transfer taxes (including any fines, penalties and interests in relation thereto, and any amounts paid under any indemnity in relation thereto) (Transfer Tax)

page 31 payable on or in connection with this deed and any instrument executed under or any transaction evidenced by this deed (including any Transfer Tax payable on or in connection with the transfer of the Sale Shares or Remaining Sale Shares, or the issue of the Second Tranche Scrip Shares or the Put Option Consideration Shares (including any Transfer Tax chargeable under sections 93 or 96 of the UK Finance Act 1986 or any legislation having similar or equivalent effect)) shall be borne by CCEP BidCo save to the extent that any amount has been incurred or increased solely as a result of TCCC Holder having transferred its CCA Shares to a person other than CCEP HoldCo or CCEP BidCo (as distinct from a transfer by TCCC Holder to CCEP BidCo) or nominated a different person to be the underlying beneficial owner of any CCEP Shares, in which case such additional Transfer Tax shall be borne by TCCC Holder. 12.11 Counterparts This deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Execution Executed as a deed. CCEP Signed sealed and delivered by Coca-Cola European Partners plc in the presence of sign here ► sign here ► Authorised signatory Witness print name print name Seal

CCEP BidCo Signed, sealed and delivered by CCEP Australia Pty Ltd ) ) ) ........................................................... Company Secretary/Director ........................................................... Name of Company Secretary/Director (print) ........................................................... Director ........................................................... Name of Director (print)

Signed sealed and delivered by The Coca-Cola Company in the presence of sign here ► sign here ► Authorised signatory Witness print name print name

Signed sealed and delivered by Coca-Cola Holdings (Overseas) Limited in the presence of sign here ► sign here ► Authorised signatory Witness print name print name